EXHIBIT 16.1

                     [Arthur Andersen LLP Letterhead]


May 2, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Dear Sir or Madam:

We have read the second and third paragraphs of Item 4 included in the Current Report on Form 8-K dated May 2, 2002, of Genesis Energy, L.P. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP

Arthur Andersen LLP

Copy to:  Ross A. Benavides, Genesis Energy, L.P.